FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
July 24, 2013	Vito S. Pantilione, President and CEO
John F. Hawkins, Senior Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES A 8.5% INCREASE IN QUARTERLY
EARNINGS, A 15.4% INCREASE YEAR-TO-DATE

WASHINGTON TOWNSHIP, NJ, July 24, 2013 - Parke Bancorp, Inc. (“Parke Bancorp”) (NASDAQ: “PKBK”), the parent company of Parke Bank, announced its operating results for the quarter ended June 30, 2013.

Parke Bancorp reported net income available to common shareholders of $1.73 million, or $0.29 per diluted common share, for the quarter ended June 30, 2013, compared to net income of $1.60 million, or $0.27 per diluted common share, for the quarter ended June 30, 2012, an increase of 8.5%. The increase was due primarily to a $1.05 million decrease in the provision for loan losses. The following is a recap of other significant items that impacted the second quarter of 2013 compared to the same quarter last year: a $272,000 decrease in net interest income primarily attributable to lower loan rates; a $214,000 increase in gain on sale of SBA loans; a $446,000 decrease in loss on other real estate owned (“OREO”); increased compensation and benefits expense of $314,000 resulting from additional staff, salary increases and increased benefit costs; a $1.14 million increase in income tax expense due to a change in tax treatment for bank owned life insurance (“BOLI”) income during the 2012 quarter. Net income available to common shareholders year-to-date was $3.62 million or $0.61 per diluted common share, compared to $3.13 million, or $0.53 per diluted common share, for the six months ended June 30, 2012, an increase of 15.4%.

At June 30, 2013, Parke Bancorp's total assets had decreased to $738.36 million from $770.48 million at December 31, 2012, a decrease of $32.12 million, or 4.2%, due to a decline in cash and cash equivalents.

Parke Bancorp's total loans increased to $644.02 million at June 30, 2013 from $629.71 million at December 31, 2012, an increase of $14.31 million or 2.3%.

At June 30, 2013, Parke Bancorp had $45.25 million in nonperforming loans representing 6.2% of total assets, a decrease from $47.55 million at December 31, 2012. OREO at June 30, 2013 was $23.67 million, compared to $26.06 million at December 31, 2012. OREO consisted of 24 properties, the largest being a condominium development recorded at $12.83 million. Nonperforming assets (consisting of nonperforming loans and OREO) represented 9.4% of total assets at June 30, 2013 as compared to 9.6% of total assets at December 31, 2012. Loans past due 30 to 89 days were $5.62 million at June 30, 2013, a decrease of $1.00 million from the previous quarter.

At June 30, 2013, Parke Bancorp's allowance for loan losses was $20.87 million. The ratio of allowance for loan losses to total loans increased to 3.2% at June 30, 2013 from 3.0% at December 31, 2012. The ratio of allowance for loan losses to non-performing loans was 46.1% at June 30, 2013, compared to 39.8% at December 31, 2012.

Parke Bancorp's total investment securities portfolio decreased to $19.62 million from $21.41 million at December 31, 2012, a decrease of $1.79 million or 8.4%.

At June 30, 2013, Parke Bancorp's total deposits were $609.52 million, down from $637.21 million at December 31, 2012, a decrease of $27.69 million or 4.3%.

Parke Bancorp's total borrowings decreased to $38.77 million from $43.85 million at December 31, 2012, a decrease of $5.08 million or 11.6%.

Total shareholders’ equity increased to $85.88 million at June 30, 2013 from $83.64 million at December 31, 2012, an increase of $2.24 million or 2.7%, due to the retention of earnings. In addition, during the second quarter, the Company redeemed the outstanding warrant that was issued to the US Treasury in connection with the TARP, reducing shareholders’ equity by $1.65 million.

Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp and Parke Bank, provided the following statement:

 “Continued low interest rates has put pressure on the banking industry’s net interest margin, which when combined with the weak demand and high competition in generating new loans, creates critical challenges in maintaining bank profitability. These challenges make it even more important that our bank increased net income 15.4% in the second quarter. The key metrics of our bank, including non-performing loans, OREO, delinquencies and allowance for loan losses, continue to improve, although not as quickly as we would like to see. We continue to work very hard to control our expenses in an environment of increased regulatory requirements. This continues to play a major role in the strength of our earnings. We are very happy to have been able to retire the TARP warrant, which helps support the investment of our shareholders.”

Parke Bancorp, Inc. was incorporated in January 2005, while Parke Bank commenced operations in January 1999. Parke Bancorp and Parke Bank maintain their principal offices at 601 Delsea Drive, Washington Township, New Jersey. Parke Bank conducts business through a branch office in Northfield, New Jersey, two branch offices in Washington Township, New Jersey, a branch office in Galloway Township, New Jersey and a branch in center city Philadelphia. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small-sized businesses primarily in Gloucester, Atlantic and Cape May counties in New Jersey and Philadelphia and surrounding counties in Pennsylvania. Parke Bank’s deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp’s common stock is traded on the NASDAQ Capital Market under the symbol “PKBK”.

This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

Statements of Condition Data
	June 30, 2013	December 31, 2012	% Change
	(in thousands)
Total Assets	$738,363	$770,477	-4.2%
Cash and cash equivalents	37,089	76,866	-51.7%
Investment securities	19,615	21,406	-8.4%
Loans, net of unearned income	644,024	629,712	2.3%
Deposits	609,519	637,207	-4.3%
Borrowings	38,768	43,851	-11.6%
Total shareholders’ equity	85,878	83,637	2.7%

Operating Ratios
	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Return on average assets	1.07%	0.95%	1.10%	0.93%
Return on average common equity	9.94%	9.99%	10.50%	9.88%
Interest rate spread	4.15%	4.09%	4.18%	4.11%
Net interest margin	4.26%	4.21%	4.29%	4.23%
Efficiency ratio	48.06%	47.36%	46.42%	43.15%

Asset Quality Data
	June 30, 2013	December 31, 2012
	(in thousands)
Allowance for loan losses	$20,867	$18,936
Allowance for loan losses to total loans	3.24%	3.01%
Non-accrual loans	$45,252	$47,549
OREO	$23,669	$26,057

Statements of Income Data
	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(in thousands)
Interest and dividend income	$8,979	$9,676	$18,267	$19,530
Interest expense	1,493	1,920	3,090	3,934
Net interest income	7,484	7,756	15,177	15,596
Provision for loan losses	1,000	2,050	2,000	4,300
Net interest income after provision for loan losses	6,484	5,706	13,177	11,296
Non-interest income	1,311	531	1,960	1,614
Non-interest expense	4,227	3,990	7,955	7,497
Income before income taxes	3,568	2,247	7,182	5,413
Provision for income taxes	1,397	257	2,810	1,529
Net income attributable to Company and noncontrolling (minority) interests	2,171	1,990	4,372	3,884
Net income attributable to noncontrolling (minority) interests	(183)	(141)	(247)	(248)
Net income attributable to Company	1,988	1,849	4,125	3,636
Preferred stock dividend and discount	256	253	510	504
Net income available to common shareholders	1,732	1,596	3,615	3,132

Basic income per common share	0.29	0.27	0.61	0.53
Diluted income per common share	0.29	0.27	0.61	0.53

Weighted shares - basic	5,962,623	5,917,118	5,944,915	5,916,502
Weighted shares - diluted	5,963,644	5,917,118	5,944,915	5,916,502